Exhibit 5.1

December 9, 2025

Tenon Medical, Inc.

104 Cooper Court

Los Gatos, California 95032

Re: Registration Statement on Form S-3, as amended

Ladies and Gentlemen:

We have acted as counsel to Tenon Medical, Inc., a Delaware corporation (the “Company”), in connection with a registration statement on Form S-3 (the “Registration Statement”) filed by the Company on December 9, 2025 with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), for the proposed resale from time to time by the Selling Stockholders (as defined below) of up to 5,428,890 shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”), consisting of (i) 2,217,904 shares of Common Stock (the “Shares”) issued to certain accredited investors (“Investors”) on November 14, 2025 in a private placement transaction (“Private Placement”) pursuant to securities purchase agreements dated November 10, 2025 (the “Securities Purchase Agreements”), by and between the Company and the Investors, (ii) up to 2,217,904 shares of Common Stock (the “Warrant Shares”) issuable upon exercise of common stock purchase warrants (the “Warrants”) issued to the Investors in the Private Placement on November 14, 2025, (iii) 138,114 shares of Common Stock (“WG Shares”) issued by the Company to Wyatt Geist, its Chief Innovation Officer, on August 1, 2025, pursuant his employment agreement (“WG Employment Agreement”) with the Company, which are subject to a vesting schedule as described therein, (iv) 138,114 shares of Common Stock (“NG Shares”) issued by the Company to Nathaniel Grawey, its Chief Commercial Officer, on August 1, 2025, pursuant his employment agreement (“NG Employment Agreement”) with the Company, which are subject to a vesting schedule as described therein, (v) 710,300 shares of Common Stock (“SV Shares”) issued by the Company to SiVantage, Inc. (“SiVantage”) pursuant to the asset purchase agreement (“Asset Purchase Agreement”) by and between the Company and SiVantage, dated August 1, 2025, 473,533 shares of which are subject to a pledge to the Company as described herein, and (vi) 6,554 shares of Common Stock (“SM Shares”) issued to Steven Moscaret, an employee of the Company, pursuant to Tenon Medical, Inc. 2022 Equity Incentive Plan. The Shares, the Warrant Shares, WG Shares, NG Shares, SV Shares, and SM Shares are collectively referred to herein as the “Resale Shares.” The Investors, SiVantage, Mr. Geist, Mr. Grawey, and Mr. Moscaret are collectively referred to herein as the “Selling Stockholders.”

In connection with this opinion, we have examined and relied upon the originals or copies certified or otherwise identified to our satisfaction of the following: (i) the Registration Statement, including the exhibits filed therewith, (ii) the Securities Purchase Agreements, all exhibits and schedules attached thereto, (iii) the Warrants, (iv) WG Employment Agreement, (v) NG Employment Agreement, (vi) Asset Purchase Agreement, all exhibits and schedules attached thereto, (vii) the minutes of meetings and resolutions of the board of directors of the Company as provided to us by the Company, (viii) the Second Amended and Restated Certificate of incorporation, and bylaws of the Company, each as restated and/or amended to date, and (ix) such other documents as we have deemed necessary for purposes of rendering the opinion hereinafter set forth.

In addition to the foregoing, we have relied as to matters of fact upon the representations made by the Company and its representatives and upon representations made by the Selling Stockholders. We have assumed the genuineness of all signatures on original documents, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the due authorization, execution and delivery of all documents where authorization, execution and delivery are prerequisites to the effectiveness of such documents. Other than our examination of the documents indicated above, we have made no other examination in connection with this opinion.

We are members of the Bar of the State of New York. We do not hold ourselves out as being conversant with, or expressing any opinion with respect to, the laws of any jurisdiction other than the laws of the State of New York and the General Corporation Law of the State of Delaware (the “DGCL”). Accordingly, the opinions expressed herein are expressly limited to the laws of the State of New York and the DGCL. Our opinion is based on these laws as in effect on the date hereof. We express no opinion as to whether the laws of any other jurisdiction are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof.

Based upon the foregoing and in reliance thereon, and subject to the qualifications, limitations, exceptions and assumptions set forth herein, we are of the opinion that (i) the Shares, WG Shares, NG Shares, SV Shares and SM Shares are validly issued, fully paid and nonassessable, and (ii) the Warrant Shares, when and if issued and delivered by the Company against payment therefor upon exercise of the Warrants in accordance with the terms of the respective Warrants, will be validly issued, fully paid and nonassessable.

This opinion letter speaks only as of the date hereof and we assume no obligation to update or supplement this opinion letter if any applicable laws change after the date of this opinion letter or if we become aware after the date of this opinion letter of any facts, whether existing before or arising after the date hereof, that might change the opinions expressed above.

This opinion is furnished in connection with the filing of the Registration Statement and may not be relied upon for any other purpose without our prior written consent in each instance. Further, no portion of this opinion may be quoted, circulated or referred to in any other document for any other purpose without our prior written consent.

We hereby consent to the filing of this opinion with the SEC as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus which forms part of the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Very Truly Yours,

/s/ Sichenzia Ross Ference Carmel LLP
Sichenzia Ross Ference Carmel LLP

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